Timebeat.com Enterprises Inc.
                               C/O Thomas L. Crom
                                   P. O. Box 9
                              Payson, AZ 85547-0009
                             telephone 520-474-9181
                                fax 520-474-8354


April 12, 2001                                              Via fax

Frontline Performance, Inc.
Attention: Mike Bertini
23541 Ridge Route Dr., Suite A
Laguna Hills, CA  92653

Re: Letter of Intent

Dear Mr. Bertini:

It was great to finally have a chance to talk to you yesterday. I hope the following can serve as the basis of our letter of intent:

1) Purchase of Performance- Timebeat will purchase 100% of Performance for 312,500 shares of Timebeat common shares. These will be newly issued shares and will be issued with a restrictive SEC 144 legend which prohibits the resale of those to the public for one year. Timebeat will also advance an additional $200,000 over time to Performance to reduce outstanding debt. In addition both Mr. Bertini and Ms. Landon would be entitled to warrants if certain sales targets can be reached (see items #4 and #6). Purchase of Performance is conditional upon a satisfactory evaluation by Timebeat's management. One key factor for a positive review will be assurance that Performance can be profitable over the next two years.

2) Stand still- No changes in how the Company is being run while we conduct our due diligence and complete an agreement.

3) Mr. Bertini's compensation- This will not change. It will remain at $60,000 per year. There will no new company benefits for employees. The contract will be for two years and would be renewable upon mutual consent.

4) Mr. Bertini's bonus- Mr. Bertini will receive 100,000 warrants priced at $.32 for each $1,000,000 worth of annual sales up by the end of year 2. A total of 500,000 warrants could be granted. For example if year one sales were $1,000,000 and year two sales were $3,000,000 then Mr. Bertini would receive 100,000 warrants for year one and an additional 200,000 warrants for year two. If sales were to remain at $1,000,000 for both years then Mr. Bertini would only receive a total of 100,000 warrants.



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5) Mr. Bertini's stock options- Mr. Bertini will participate in Timebeat's stock option plan and will receive an initial grant of 200,000 options at $.32 per share.

6) Tina Landon's contract- We need to review for compensation of Tina Landon contract with regard to compensation. However with her consent we would envision a comparable bonus arrangement for her line of clothes and a 100,000 stock options.

7) Sales Representatives- Timebeat intends to make available a total 150,000 stock option to the sales representatives as an additional incentive. These options will be broken down for each individual with your guidance to help ensure that sales targets can be met and exceeded.

8) Access to information- To conduct its evaluation Performance will allow Timebeat's management and consultants complete access to all its information, site facilities and whatever else may be required to conduct its due diligence. Timebeat understands that some of this information is confidential and will treat it as such.

Our goal in moving forward with Performance is create a situation where all parties can benefit from the future success of Performance. We feel the best way to accomplish this is through the use of warrants and stock options. We hope you feel the same way and we look forward to working with you.

If this letter of intent is satisfactory please sign and return one copy of the letter.

                                    Sincerely,



                                    /s/ Thomas L. Crom
                                    Thomas L. Crom
                                       Chairman



Accepted by:


/s/ Mike Bertini
------------------------------
Mike Bertini on behalf of Frontline Performance Inc. and its shareholders